EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 17, 2008, relating to the financial statements of deCODE genetics, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006), and the effectiveness of deCODE genetics, Inc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of deCODE genetics, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 8, 2008